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TO THE BOARD OF DIRECTORS OF
SPS TECHNOLOGIES, INC.




Gentlemen:

I have acted as counsel for SPS Technologies, Inc., a Pennsylvania corporation (the "Company"), in connection with the Company's preparation and filing of a Registration Statement on Form S-8 relating to 300,000 shares (the "Shares") of the Company's Common Stock, par value $1.00 per share, to be offered pursuant to the SPS 1988 Long Term Incentive Stock Plan (as amended, effective May 2, 1995) (the "Plan"). On May 2, 1995, the shareholders of the Company approved the addition to the Plan of 300,000 shares of the Company's Common Stock which, when added to the 1,350,000 shares of Common Stock of the Company as to which a registration statement is already effective, brings the aggregate number of Shares covered by the Plan to a total of 1,650,000.

In connection therewith, I have examined copies of the Articles of Incorporation and the By-Laws of the Company, each as in effect as of this date, and resolutions of the Board of Directors of the Company of February 7, 1995 adopting the amendment to the Plan to, among other things, increase the number of shares available thereunder. In addition, I have examined such other documents as I have deemed relevant for the purpose of this opinion.

Based on the foregoing, it is my opinion that each of the Shares, when issued and sold in the manner, and in accordance with the terms, described in the Plan, at a price not less than the par value thereof, will be legally issued, fully paid and non-assessable under Pennsylvania law as in effect on the date hereof.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.


                             SPS TECHNOLOGIES, INC.



August 31, 1995              By: /s/ Aaron Nerenberg
                                 -------------------------------------------
                                 Name:       Aaron Nerenberg
                                 Title:      Vice President, General Counsel
                                                  and Secretary




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